UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 10, 2015

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Leveroni Court, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2015, Ultragenyx Pharmaceutical Inc. (the “Company”) entered into the First Amendment (the “Amendment”) to the Collaboration and License Agreement, dated as of September 30, 2010 (the “Agreement”), between the Company and Nobelpharma Co., Ltd. (“Nobelpharma”).

In the Amendment, the parties have agreed that, at Nobelpharma’s request, the Company shall supply Product to Nobelpharma under a supply agreement that is to be negotiated, but that Nobelpharma retains the right to purchase Product from another party or to manufacture Product itself. The parties have further agreed that, at the Company’s request, Nobelpharma shall supply Drug Substance to the Company under a supply agreement that is to be negotiated, but that the Company retains the right to purchase Drug Substance from another party or to manufacture Drug Substance itself. Until such supply agreements can be finalized, the parties have agreed to use Commercially Reasonable Efforts to Manufacture and supply Products and Drug Substance in accordance with the terms of the Amendment. The Amendment also amends the Agreement to provide that if the Company wishes to terminate supply of Products to Nobelpharma, then the Company shall, during the applicable notice period, use Commercially Reasonable Efforts to supply the reasonable orders expected to maintain the successful development and commercialization of the Products. Further, upon termination, the Company will use Commercially Reasonable Efforts to obtain and provide to Nobelpharma, in a timely fashion, technical data and information required and customary for the technical transfer of production activities.

The Amendment also provides that, instead of paying Nobelpharma a royalty in the high-single digits, the Company shall pay Nobelpharma a royalty in the mid-single digits in the United States and shall pay Nobelpharma a royalty in the lower mid-single digits in all other countries of the UPI Territory. The Amendment further provides that, in certain circumstances, the royalty payable by the Company to Nobelpharma in the United States shall be reduced to a royalty in the lower mid-single digits.

Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2015	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Senior Vice President, Chief Financial Officer